CENTRAL BANCORP, INC. REPORTS FINANCIAL
RESULTS FOR THE PERIODS ENDED
SEPTEMBER 30, 2010

SOMERVILLE, MASSACHUSETTS, November 3, 2010 – Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the “Company”) today reported that its net income for the six months ended September 30, 2010 was $1.1 million and net income available to common shareholders for the six months ended September 30, 2010 was $831 thousand, or $0.52 per diluted share, as compared to net income of $901 thousand and net income available to common shareholders of $596 thousand, or $0.40 per diluted share, for the comparable prior period.  Net income for the quarter ended September 30, 2010 was $401 thousand and net income available to common shareholders for the quarter ended September 30, 2010 was $246 thousand, or $0.15 per diluted share, as compared to net income of $604 thousand and net income available to common shareholders of $451 thousand, or $0.30 per diluted share, for the comparable prior year quarter.

The Company’s decrease in net income for the quarter ended September 30, 2010 when compared to the comparable quarter of 2009 was primarily attributable to a $442 thousand increase in non-interest expenses, a $119 thousand decrease in non-interest income and a $100 thousand increase in the provision for loan losses, partially offset by a $349 thousand increase in net interest income.

For the quarter ended September 30, 2010, net interest and dividend income totaled $4.5 million, compared to $4.2 million for the quarter ended September 30, 2009.  This increase was primarily the net result of a decline in interest expense of $969 thousand, partially offset by a $620 thousand decline in interest income.  The net interest rate spread and the net interest margin were 3.38% and 3.62%, respectively, for the quarter ended September 30, 2010 compared to 2.90% and 3.19%, respectively, for the quarter ended September 30, 2009.  The improvement in these ratios was primarily the result of a 71 basis point decrease in the cost of funds mainly due to aggressive liability management.  During the quarter ended September 30, 2010, the yield on interest-earning assets decreased by 23 basis points primarily due to a 21 basis point reduction in the yield on mortgage loans.  Contributing to the reduced yield on mortgage loans were decreases in commercial real estate and construction loans as management refocused its lending emphasis in the current market environment in an effort to reduce risk and increase regulatory capital ratios in accordance with the Company’s business plan.

    The provision for loan losses for the quarter ended September 30, 2010 totaled $300 thousand compared to a provision for loan losses of $200 thousand during the quarter ended September 30, 2009.  The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio.  In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans.  Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at September 30, 2010.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in market area economic conditions, regulatory considerations, or other factors.

Non-interest income totaled $291 thousand for the quarter ended September 30, 2010 compared to $410 thousand during the quarter ended September 30, 2009.  The decrease of $119 thousand was primarily due to other-than-temporary impairment write-downs on three available-for-sale preferred equity securities of $226 thousand during the quarter ended September 30, 2010, compared to $0 during the same quarter of 2009.  The aforementioned decrease in non-interest income was partially offset by a $55 thousand increase in the gain on sale of loans due to increased loan sale activity during the three months ended September 30, 2010, and a $37 thousand increase in third-party brokerage income.

Non-interest expenses increased by $442 thousand to $3.9 million during the quarter ended September 30, 2010 as compared to $3.5 million during the quarter ended September 30, 2009.  Items primarily contributing to this net increase were a $409 thousand increase in salaries and benefits and a $121 thousand increase in professional fees, partially offset by decreases in foreclosure and collection expenses of $130 thousand.  Salaries and benefits expenses totaled $2.3 million during the quarter ended September 30, 2010 compared to $1.9 million during the quarter ended September 30, 2009.  Included in the aforementioned increase of $409 thousand in that category were increases of $74 thousand for non-deposit investment product and loan origination commissions, $95 thousand for incentive compensation-related accruals, and a $90 thousand recovery recorded last year for a benefits-related settlement.

     For the six months ended September 30, 2010 compared to the six months ended September 30, 2009, the Company’s $238 thousand increase in net income was primarily the result of an increase in net interest income of $1.1 million primarily resulting from an overall 75 basis point decrease in the cost of interest-bearing liabilities, partially offset by increases in the provision for loan losses of $350 thousand; net loss on sales and write-downs of investment securities of $184 thousand; and an increase in non-interest expenses of $272 thousand.  Non-interest expenses increased primarily due to increases in salaries and benefits of $545 thousand, and professional fees of $129 thousand, partially offset by decreases in FDIC deposit insurance of $193 thousand and foreclosure and collection expenses of $150 thousand.

The net interest rate spread and the net interest margin improved from 2.75% and 3.04%, respectively, for the six months ended September 30, 2009 to 3.37% and 3.63%, respectively, for the 2010 comparable period, primarily due to a 75 basis point reduction in the cost of funds, partially offset by a 13 basis point decrease in the average rate earned on interest-earning assets.

Total assets were $525.9 million at September 30, 2010 compared to $542.4 million at March 31, 2010, a decrease of $16.5 million.  The decrease in total assets reflected strategic actions taken by management to reduce risk and increase capital ratios in accordance with the Company’s business plan, including the use of loan repayment and investment maturity and repayment proceeds to fund certain maturing deposits and borrowings.  During the six months ended September 30, 2010, short-term investments increased by $21.5 million and investment securities decreased by $7.4 million.  Total loans decreased by $33.5 million as commercial real estate and construction loans decreased by $14.1 million as management de-emphasized these types of lending as a result of the current market environment.  Residential and home equity loans decreased by $18.9 million, from $225.9 million at March 31, 2010 to $207.0 million at September 30, 2010 due to higher than expected residential loan pay-offs.  Commercial and industrial loans decreased slightly, from $4.0 million at March 31, 2010 to $3.4 million at September 30, 2010.  Deposits decreased by $3.0 million due to a decrease in certificates of deposit of $5.8 million, partially offset by a net increase in core deposits of $2.8 million.  FHLB advances decreased by $15.1 million to $128.4 million at September 30, 2010 from $143.5 million at March 31, 2010, as maturing advances were not renewed but were instead funded with available cash.

The net increase in stockholders’ equity from $45.1 million at March 31, 2010 to $46.2 million at September 30, 2010 was primarily due to net income of $1.1 million, partially offset by $398 thousand of dividends paid to common and preferred shareholders.

The Company’s and the Bank’s capital ratios were as follows:

	September 30, 2010	March 31, 2010	Regulatory Threshold For Well Capitalized

Central Bancorp:
Tier 1 Leverage	9.88%	9.22%	5.0%
Tier 1 Risk-Based Ratio	15.61%	14.24%	6.0%
Total Risk-Based Ratio	16.71%	15.12%	10.0%

Central Co-operative Bank:
Tier 1 Leverage	8.75%	8.09%	5.0%
Tier 1 Risk-Based Ratio	13.81%	12.49%	6.0%
Total Risk-Based Raio	14.94%	13.37%	10.0%

At September 30, 2010, non-performing assets totaled $8.4 million, or 1.59% of total assets, as compared to non-performing assets of $6.3 million, or 1.16% of total assets, at March 31, 2010.  While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible.  Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans.  However, management’s ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.  Other real estate owned totaled $0 at September 30, 2010, compared to $60 thousand at March 31, 2010.

Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

(See accompanying tables.)

This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “should,” “planned,” “estimated” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company’s ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements.  Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

(continued)

Central Bancorp, Inc.
Consolidated Operating Data
(In Thousands, Except Per Share Data)

	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net interest and dividend income	$ 4,535	$ 4,186	$ 9,170	$ 8,034

Provision for loan losses	300	200	600	250

Net loss from sales or write-downs
of investment securities	(226)	--	(184)	--

Gains on sales of loans	87	32	129	181
Other non-interest income	430	378	874	763
Non-interest expenses	3,927	3,485	7,680	7,408

Income before taxes	599	911	1,709	1,320

Provision for income taxes	198	307	570	419

Net income	$ 401	$ 604	$ 1,139	$901

Net income available to common shareholders	$ 246	$451	$ 831	$ 596

Earnings per common share:

Basic	$ 0.16	$ 0.31	$ 0.55	$ 0.41

Diluted	$ 0.15	$ 0.30	$ 0.52	$ 0.40

Weighted average number of
shares outstanding:
Basic	1,500,497	1,451,790	1,497,808	1,449,101

Diluted	1,602,963	1,498,326	1,594,935	1,473,465

Outstanding shares, end of period	1,667,151	1,639,951	1,667,151	1,639,951

Consolidated Balance Sheet Data
(In Thousands, Except Per Share Data)

	September 30,	March 31,
	2010	2010
	(Unaudited)
Total assets	$525,868	$542,444
Short-term investments	33,741	12,208
Total investments	37,101	44,462
Total loans (1)	431,669	461,902
Allowance for loan losses	3,633	3,038
Other real estate owned	--	60
Deposits	336,144	339,169
Borrowings	128,411	143,469
Subordinated debentures	11,341	11,341
Stockholders' equity	46,198	45,113
Book value per common share	21.93	21.31
Book equity to assets	8.79%	8.32%
Non-performing assets to total assets	1.59	1.16

(1) Includes loans held for sale of $3,629 and $392 at September 30, 2010 and March 31, 2010, respectively.

Selected Financial Ratios
(In Thousands, Except Per Share Data)

	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Return on average assets	0.31%	0.44%	0.43%	0.32%
Return on average equity	3.50	5.68	4.99	4.31
Interest rate spread	3.38	2.90	3.37	2.75
Net interest margin	3.62	3.19	3.63	3.04